Exhibit 99.1

For Immediate Release

Builders FirstSource Reports Second Quarter 2012 Results

31.7% Sales Increase – First Positive EBITDA Quarter Since 2007

July 19, 2012 (Dallas, TX) – Builders FirstSource, Inc. (NasdaqGS: BLDR), a leading supplier and manufacturer of structural and related building products for residential new construction in the United States, today reported its results for the second quarter ended June 30, 2012.

	Second Quarter Financial Highlights (unaudited)
	Second Quarter 2012	Diluted Per Share	Second Quarter 2011	Diluted Per Share
Sales	$271.9 million		$206.4 million
Loss from continuing operations	$(12.0) million	$(0.13)	$(15.4) million	$(0.16)
Included in the calculation of loss from continuing operations:
Warrant fair value adjustment	$0.6 million	$0.01	$0.0 million	$0.00
Facility closure costs	$0.1 million	$0.00	$1.9 million	$0.01
Tax valuation allowance	$4.3 million	$0.05	$6.8 million	$0.07

Adjusted loss from continuing operations*	$(7.1) million	$(0.07)	$(7.4) million	$(0.08)

Adjusted EBITDA*	$2.1 million		$(1.3) million

*	See reconciliation attached.

“We delivered our best operating performance in nearly five years, reporting positive Adjusted EBITDA of $2.1 million for the second quarter, and improving to break-even Adjusted EBITDA June year-to-date,” said Floyd Sherman, Builders FirstSource Chief Executive Officer. “Our second quarter sales grew 31.7 percent compared to the second quarter of 2011. Over the same time period, actual single-family housing starts in the South Region increased 21.3 percent while single-family units under construction increased 1.5 percent. Our topline growth far exceeded the increase in residential construction activity, and we met our primary goal for the quarter of getting back to positive EBITDA.”

Mr. Sherman added, “The broad-based housing recovery that began in the latter half of 2011 continues, though moderately paced. At the same time, however, we are seeing meaningful improvements in our financial results as we continue to grow market share, leverage our strong competitive position, and provide first-class customer service.”

Builders FirstSource Reports Second Quarter 2012 Results (continued)

Commenting on the second quarter financial results, Chad Crow, Builders FirstSource Senior Vice President and Chief Financial Officer, added, “I am extremely pleased with our sales growth and the fact that we achieved positive EBITDA. It was, however, a difficult quarter for gross margins as higher than expected sales volume, combined with roughly 16 percent commodity lumber price inflation, forced us to replace inventory during the latter half of the quarter at higher costs, with limited ability to adjust intra-quarter customer pricing.”

Mr. Crow continued, “Our most important goal for the quarter, however, was to get back to positive EBITDA. We achieved our goal by growing sales and generating the incremental gross profit dollars necessary to accomplish this significant financial objective. Congratulations to all our employees for reaching this important milestone in our journey back to profitability.”

Second Quarter 2012 Results Compared to Second Quarter 2011

(See accompanying financial schedules for full financial details and reconciliations of Non-GAAP financial measures to their GAAP equivalents.)

•	Sales were $271.9 million compared to $206.4 million last year, an increase of $65.5 million, or 31.7 percent. Our sales increase was primarily attributable to increased sales volume.

•

Gross margin percentage was 19.7 percent, down from 20.7 percent, a 1.0 percentage point decrease. Specifically, our gross margin decreased 1.7 percentage points due to commodity lumber inflation relative to customer pricing commitments, which was offset somewhat by a 0.7 percentage point gross margin improvement due to increased sales volume.

•

Selling, general and administrative (“SG&A”) expenses increased $6.0 million, or 12.2 percent. However, as a percentage of sales, SG&A expense decreased from 23.7 percent in the second quarter of 2011, to 20.2 percent in 2012. Salaries and benefits expense, excluding stock compensation expense, was $34.0 million, an increase of $6.0 million, primarily related to higher sales commissions and additional staffing needs to service the increased sales volume.

•

The company recorded $0.1 million of facility closure costs during the second quarter of 2012. During the second quarter of 2011, the company recorded $1.9 million of facility closure costs primarily related to the closure of a distribution facility in Georgia.

•

Interest expense was $10.5 million, an increase of $4.8 million from the second quarter of 2011. The increase was primarily due to interest associated with the company’s new term loan combined with a $0.6 million, non-cash, fair value adjustment related to stock warrants issued in connection with the term loan. These increases were partially offset by the expiration of our interest rate swaps during the second quarter of 2011.

•

The company recorded $0.1 million of income tax expense in the second quarter of 2012, compared to $1.7 million in the second quarter of 2011. The company recorded an after-tax, non-cash tax valuation allowance of $4.3 million and $6.8 million in 2012 and 2011, respectively, related to its net deferred tax assets. Absent this valuation allowance, the effective tax rate would have been 34.9 percent and 37.5 percent in 2012 and 2011, respectively. As of the end of the second quarter of 2012, the company’s gross federal income tax net operating loss available for carryforward was $212.3 million.

Builders FirstSource Reports Second Quarter 2012 Results (continued)

•

Loss from continuing operations was $12.0 million, or $0.13 loss per diluted share, compared to $15.4 million, or $0.16 loss per diluted share in the second quarter of 2011. Excluding the fair value adjustment for stock warrants, facility closure costs and the tax valuation allowance, loss from continuing operations per diluted share was $0.07. For the second quarter of 2011, loss from continuing operations per diluted share was $0.08, when excluding facility closure costs and the tax valuation allowance.

•	Net loss for the second quarter of 2012 was $12.1 million, or $0.13 loss per diluted share, compared to net loss of $15.5 million, or $0.16 loss per diluted share, in the second quarter of 2011.

•	Diluted weighted average shares outstanding were 95.4 million in the second quarter of 2012 compared to 94.9 million in the same quarter of 2011.

•	Adjusted EBITDA was $2.1 million in the second quarter of 2012, compared to a loss of $1.3 million last year. See reconciliation attached.

Liquidity and Capital Resources

•	Liquidity at June 30, 2012 was approximately $70.1 million, representing $105.1 million of cash reduced by the $35.0 million minimum cash requirement in our term loan.

•

In addition to the $105.1 million of cash, the company had $14.4 million in restricted cash at June 30, 2012, of which $1.8 million was included in long-term assets. Restricted cash consists of $13.5 million used to collateralize letters of credit outstanding under the company’s letter of credit facility and $0.9 million used as collateral for other casualty insurance obligations.

•	Operating cash flow was negative $22.9 million compared to negative $13.4 million for the second quarter of 2011, primarily related to working capital requirements driven by higher sales.

•

Capital expenditures in the second quarter of 2012 were $2.2 million, compared to $1.1 million in the second quarter of 2011. This increase is primarily due to capital expenditures relating to capacity expansion of our Houston, TX window plant and improvements to our two new facilities in Austin, TX and Clarksville, TN.

Regarding the company’s liquidity, Mr. Crow said, “Of the $24.5 million of cash used in the second quarter, $15.4 million was due to an increase in working capital and $2.2 million related to capital expenditures. The remaining $6.9 million was cash used for operations and cash interest. As of the end of June, our liquidity was in line with expectations and our cash usage for fiscal 2012 is still expected to be in the range of $45 - $55 million.”

Outlook

Mr. Sherman concluded, “We made significant strides during the first half of 2012, the result of our employees’ efforts over the past several years positioning the company to take advantage of the improved housing environment we are finally seeing. We believe we will continue to see housing gradually recover, which should drive further financial improvements in our business. Throughout this downturn, we have not wavered from our commitment to grow market share, improve operating efficiencies and conserve capital. It is extremely gratifying to see the hard work and dedication of all our employees translating to improved financial results.”

Builders FirstSource Reports Second Quarter 2012 Results (continued)

Conference Call

Builders FirstSource will host a conference call Friday, July 20, 2012, at 10:00 a.m. Central Time (CT) and will simultaneously broadcast it live over the Internet. To participate in the teleconference, please dial into the call a few minutes before the start time: 888-542-1193 (U.S. and Canada) and 719-325-2330 (international). A replay of the call will be available from 3:00 p.m. through July 25, 2012. To access the replay, please dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international). Please refer to pass code 1248841. To access the webcast, go to www.bldr.com and click on “Investors.” The online archive of the webcast will be available for approximately 90 days.

About Builders FirstSource

Headquartered in Dallas, Texas, Builders FirstSource is a leading supplier and manufacturer of structural and related building products for residential new construction. The company operates 53 distribution centers and 44 manufacturing facilities in 9 states, principally in the southern and eastern United States. Manufacturing facilities include plants that manufacture roof and floor trusses, wall panels, stairs, aluminum and vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes windows, interior and exterior doors, dimensional lumber and lumber sheet goods, millwork and other building products. For more information about Builders FirstSource, visit the company’s website at www.bldr.com.

Cautionary Notice

Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about expected market share gains, plans to reduce costs, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s growth strategies, including gaining market share, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

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Contact:

Chad Crow

Senior Vice President and Chief Financial Officer

Builders FirstSource, Inc.

(214) 880-3585

Financial Schedules to Follow

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
	(in thousands, except per share amounts)
Sales	$271,919	$206,393	$491,308	$369,222
Cost of sales	218,255	163,590	392,525	294,986

Gross margin	53,664	42,803	98,783	74,236
Selling, general and administrative expenses (includes stock-based compensation expense of $922 and $929 for the three months ended in 2012 and 2011, respectively, and $1,725 and $1,980 for the six months ended in 2012 and 2011, respectively.)	54,960	48,965	105,793	95,666
Facility closure costs	76	1,882	204	1,904

Loss from operations	(1,372)	(8,044)	(7,214)	(23,334)
Interest expense, net	10,461	5,665	23,566	11,540

Loss from continuing operations before income taxes	(11,833)	(13,709)	(30,780)	(34,874)
Income tax expense	144	1,666	318	1,649

Loss from continuing operations	(11,977)	(15,375)	(31,098)	(36,523)
Loss from discontinued operations (net of income tax expense of $0 in 2012 and 2011, respectively)	(78)	(109)	(145)	(210)

Net loss	$(12,055)	$(15,484)	$(31,243)	$(36,733)

Basic and diluted net loss per share:
Loss from continuing operations	$(0.13)	$(0.16)	$(0.33)	$(0.39)
Loss from discontinued operations	(0.00)	(0.00)	(0.00)	(0.00)

Net loss	$(0.13)	$(0.16)	$(0.33)	$(0.39)

Weighted average common shares:
Basic and diluted	95,427	94,905	95,344	94,905

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Sales by Product Category

(unaudited)

	Three months ended June 30,
	2012		2011
	(in thousands)
Prefabricated components	$51,232	18.8%	$40,227	19.5%
Windows & doors	59,294	21.8%	46,577	22.6%
Lumber & lumber sheet goods	87,942	32.4%	60,739	29.4%
Millwork	26,394	9.7%	21,552	10.4%
Other building products & services	47,057	17.3%	37,298	18.1%

Total sales	$271,919	100.0%	$206,393	100.0%

	Six months ended June 30,
	2012		2011
	(in thousands)
Prefabricated components	$94,681	19.3%	$71,010	19.2%
Windows & doors	109,020	22.2%	84,842	23.0%
Lumber & lumber sheet goods	154,372	31.4%	108,849	29.5%
Millwork	47,797	9.7%	39,243	10.6%
Other building products & services	85,438	17.4%	65,278	17.7%

Total sales	$491,308	100.0%	$369,222	100.0%

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(unaudited)

	June 30, 2012	December 31, 2011
	(in thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$105,090	$146,833
Restricted cash	12,633	13,229
Accounts receivable, less allowance of $2,403 and $2,138 at June 30, 2012 and December 31, 2011, respectively	113,635	76,429
Inventories	91,035	73,327
Other current assets	9,174	9,843

Total current assets	331,567	319,661
Property, plant and equipment, net	47,107	48,224
Goodwill	111,193	111,193
Other assets, net	9,230	9,725

Total assets	$499,097	$488,803

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$79,528	$48,618
Accrued liabilities	29,980	25,183
Current maturities of long-term debt	57	54

Total current liabilities	109,565	73,855
Long-term debt, net of current maturities	298,094	297,455
Other long-term liabilities	20,130	16,269

Total liabilities	427,789	387,579
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 96,690 and 96,806 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	954	950
Additional paid-in capital	361,073	359,750
Accumulated deficit	(290,719)	(259,476)

Total stockholders’ equity	71,308	101,224

Total liabilities and stockholders’ equity	$499,097	$488,803

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Six months ended June 30,
	2012	2011
	(in thousands)
Cash flows from operating activities:
Net loss	$(31,243)	$(36,733)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,341	7,205
Amortization of deferred loan costs	341	419
Amortization of debt discount	668	—
Fair value adjustment of stock warrants	3,726	—
Deferred income taxes	226	1,566
Bad debt expense	167	74
Stock compensation expense	1,725	1,980
Net gain on sale of assets	(54)	(199)
Changes in assets and liabilities:
Receivables	(37,373)	(25,319)
Inventories	(17,708)	(5,660)
Other current assets	669	694
Other assets and liabilities	(857)	675
Accounts payable	30,910	14,888
Accrued liabilities	5,685	1,646

Net cash used in operating activities	(37,777)	(38,764)

Cash flows from investing activities:
Purchases of property, plant and equipment	(3,988)	(1,635)
Proceeds from sale of property, plant and equipment	58	295
Decrease in restricted cash	675	—

Net cash used in investing activities	(3,255)	(1,340)

Cash flows from financing activities:
Payments of long-term debt and other loans	(26)	(25)
Deferred loan costs	(287)	—
Exercise of stock options	98	—
Repurchase of common stock	(496)	(2)

Net cash used in financing activities	(711)	(27)

Net change in cash and cash equivalents	(41,743)	(40,131)
Cash and cash equivalents at beginning of period	146,833	103,234

Cash and cash equivalents at end of period	$105,090	$63,103

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Supplemental Interest Expense Information

(unaudited – dollars in thousands)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Detail of Interest Expense:
Term loan	$4,651	$—	$9,302	$—
Floating rate notes	4,540	4,626	9,082	9,177
Credit facility	9	310	17	616
Change in fair value of stock warrants *	578	—	3,726	—
Amortization of debt discount *	339	—	667	—
Amortization of deferred loan costs *	170	209	341	419
Other	174	520	431	1,328

Interest expense, net	$10,461	$5,665	$23,566	$11,540

*	Non-cash item

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures to their GAAP Equivalents

(unaudited – dollars in thousands)

Note:	The company provided detailed explanations of these non-GAAP financial measures in its Form 8-K filed with the Securities and Exchange Commission on July 19, 2012.

	Three months ended June 30,
	2012	2011
Reconciliation to Adjusted EBITDA:
Net loss	$(12,055)	$(15,484)
Reconciling items:
Depreciation and amortization expense	2,491	3,520
Interest expense, net	10,461	5,665
Income tax expense	144	1,666
Loss from discontinued operations, net of tax	78	109
Facility closure costs	76	1,882
Transaction costs	4	274
Stock compensation expense	922	929
Other	(17)	128

Adjusted EBITDA	$2,104	$(1,311)

Adjusted EBITDA as percentage of sales	0.8%	-0.6%

	Three months ended June 30,
	2012		2011
	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Reconciliation to Adjusted loss from continuing operations:
Loss from continuing operations		$(11,977)		$(15,375)
Reconciling items:
Facility closure costs	76	46	1,882	1,151
Warrant fair value adjustment		578		—
Tax valuation allowance		4,269		6,813

Adjusted loss from continuing operations		$(7,084)		$(7,411)

Weighted average diluted shares outstanding		95,427		94,905

Adjusted loss from continuing operations per diluted share		$(0.07)		$(0.08)